[DRINKER BIDDLE & REATH LETTERHEAD]






                                                 December 10, 1996



The Judge Group, Inc.
Two Bala Plaza, Suite 800
Bala Cynwyd, PA   19004

Ladies and Gentlemen:

         We have acted as counsel to The Judge Group, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-1 (No. 333-13109) under the Securities Act of 1933 (the "Registration Statement") relating to the initial public offering of up to 3,000,000 common shares, par value $.01 per share, of the Company, plus up to an additional 297,500 shares to cover over-allotments, to be issued and sold by the Company (collectively, the "Company Common Shares") and 600,000 common shares, plus up to an additional 250,000 common shares to cover over allotments, to be sold by the Selling Shareholders (collectively, the "Selling Shareholder Common Shares") as provided in the Registration Statement (the Company Common Shares and the Selling Shareholder Common Shares being collectively referred to herein as the "Offered Shares").

         In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Articles of Incorporation and Amended and Restated By-laws of the Company, resolutions of the Company's Board of Directors and shareholders, and such other documents and corporate records relating to the Company and the issuance of the Offered Shares as we have deemed appropriate. This opinion is based exclusively on the laws of the Commonwealth of Pennsylvania.

         On the basis of the foregoing, we are of the opinion that the Selling Shareholder Common Shares have been duly and validly issued and are fully paid and non-assessable by the Company under the laws of the Commonwealth of Pennsylvania, and the Company Common Shares have been duly and validly authorized for issuance and, when issued and paid for in the manner as described in the Registration Statement, will have been duly and validly issued,


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The Judge Group, Inc.
December 10, 1996
Page 2


fully paid and non-assessable by the Company under the laws of the Commonwealth of Pennsylvania.

         We hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act of 1933 since we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission.


                                            Very truly yours,


                                            /s/ Drinker Biddle & Reath
                                            -----------------------------------
                                            DRINKER BIDDLE & REATH